Exhibit 99.1

SONIC AUTOMOTIVE, INC. REVISES ANNUAL EARNINGS TARGET

CHARLOTTE, NC (July 14, 2008) – Sonic Automotive, Inc. (NYSE: SAH) today revised the Company’s earnings target for the year ending December 31, 2008. The Company now expects that its diluted earnings per share from continuing operations for the year will be in the range of $1.65 to $1.85.

This lower earnings target is primarily a reflection of the difficult market for all segments of our business. The Company currently expects diluted earnings per share from continuing operations for the quarter ended June 30, 2008 to be in the range of $0.48 to $0.50.

The difficult retail market for new and used vehicles resulted in lower-than-anticipated sales volume for the Company in the second quarter of 2008. The Company estimated an annual new vehicle industry sales rate of approximately 15.5 million vehicles for 2008 when establishing its original earnings target for this year. The expected sales rate for vehicles and the parts and service business is now trending significantly lower than what was originally projected. The Company anticipates that the present difficult market will continue for the remainder of the 2008 calendar year. Expense reduction initiatives have intensified, but the Company expects that lower gross profit levels will result in elevated SG&A rates as a percentage of gross profit.

B. Scott Smith, the Company’s President stated, “Although the retail environment is more challenging than anticipated and profit projections are below what we expected, our strategy is sound and cash flow and liquidity are strong. The economic environment – notably high gas prices and low consumer confidence – has caused lower overall demand and a pronounced shift from large trucks and SUVs to smaller passenger cars. This has put pressure on new and used vehicle volume and margins. In addition, we are seeing a softer parts and service business environment than we originally anticipated. We are actively reducing costs and continue to take steps to stimulate demand in the higher margin segments of our business.”

MANAGEMENT WILL BE HOLDING A CONFERENCE CALL TO DISCUSS SECOND QUARTER RESULTS ON TUESDAY, JULY 29 AT 11:00 A.M. EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 877-791-3416. INTERNATIONAL CALLERS DIAL 706-643-0958 – OR YOU CAN ACCESS THE CALL AT www.sonicautomotive.com.

About Sonic Automotive, Inc.

Sonic Automotive, Inc., a Fortune 300 Company, is one of the largest automotive retailers in the United States operating 166 franchises. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to anticipated diluted earnings per share from continuing operations, expense levels, gross margin rates and profit levels, as well as anticipated industry vehicle sales conditions. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. The Company does not undertake any obligation to update forward-looking information.